Exhibit 99.1

Earnings Release

ALTICE USA REPORTS SECOND QUARTER 2019 RESULTS

NEW YORK (July 31, 2019) - Altice USA (NYSE: ATUS) today reported results for the second quarter ended June 30, 2019.

Dexter Goei, Altice USA Chief Executive Officer, said: “Altice USA had an excellent second quarter as we continued to successfully execute against our strategic priorities. Once again, Altice One and our network investments drove improved video and data customer performance, leading to stronger customer relationships and accelerated growth in revenue while still enhancing profitability. We completed the Cheddar acquisition to fuel growth in news and advertising, and our advanced advertising platform continues to deliver positive results. As we look ahead, we remain hyper-focused on our key growth initiatives including the imminent launch of Altice Mobile and accelerated build out of our fiber network. In light of the company’s better-than-expected performance, we have increased our revenue guidance, now expecting 3.0% to 3.5% revenue growth in 2019. Finally, the Altice USA Board of Directors has authorized a new incremental three-year buyback program of $5 billion, underscoring the company’s commitment to return capital to shareholders.”
Altice USA Key Financial Highlights

•	Revenue growth +3.7% YoY in Q2 2019 to $2.45 billion, driven by Residential revenue growth of +3.4%, Business services revenue growth of +6.1% and advertising revenue growth of +2.8%.

•	Net income of $86 million in Q2 2019, or $0.13/share (from net loss of $98 million in Q2 2018, or $0.13/share).

•	Adjusted EBITDA grew +7.3% YoY to $1.08 billion, an Adjusted EBITDA margin of 44.0% in Q2 2019 (+7.8% YoY Adjusted EBITDA growth and 44.2% Adjusted EBITDA margin excluding mobile losses(1)).

•	Free Cash Flow(2) declined 3.2% YoY in Q2 2019 to $472 million mainly reflecting higher investment in key growth initiatives including Altice One, fiber (FTTH), new home build expansion and mobile.

•	2019 revenue growth guidance upgraded to 3.0-3.5% YoY (from 2.5-3.0% previously).

•	Share repurchases of $600 million in Q2 2019 ($1.2 billion YTD); Altice USA’s Board of Directors authorizes new incremental 3-year $5 billion buyback program.

	Three Months Ended June 30,		Six Months Ended June 30,
($k)	2019	2018	2019	2018
	Actual	Actual	Actual	Actual

Revenue	$2,451,081	$2,364,153	$4,847,648	$4,693,867
Net income (loss) attributable to Altice USA, Inc. stockholders	86,367	(97,855)	61,368	(226,806)
Adjusted EBITDA(1)	1,079,163	1,005,503	2,112,103	1,986,456
Capital Expenditures (cash)	316,867	240,682	657,253	498,297

(1)
See “Reconciliation of Net income (loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures” on page 7 of this release. Adjusted EBITDA growth of 7.8% excluding approximately $5.3m of costs related to Altice USA’s mobile business in the current period.

(2)	Free Cash Flow defined as cash flow from operating activities less cash capital expenditures (including deductions of cash interest, cash taxes and net changes in working capital).

Earnings Release

Altice USA Key Operational Highlights

•
Altice One has supported six consecutive quarters of year over year improvements in video customer trends, including in Q2 2019. Altice USA's ongoing network investment and Altice One’s advanced WiFi experience supported improved residential broadband trends as well in the quarter. Altice USA reached 429k unique Altice One customers as of Q2 2019 (approximately 13% of total video customers, up from 4% at the end of Q2 2018).

•	Total unique Residential customer relationships grew +0.5% YoY with quarterly net losses of -1k in Q2 2019 (vs. -4k in Q2 2018), as Altice One supported better than normal seasonality at Suddenlink:

•	Residential Video RGU quarterly net losses of -21k in Q2 2019 were better than the prior year (vs. -24k in Q2 2018);

•	Residential Broadband RGU quarterly net additions of +13k were ahead of the prior year (vs. +10k in Q2 2018);

•	Residential ARPU per unique customer increased 2.9% YoY to $144.27 in Q2 2019, supporting Residential revenue growth of +3.4% YoY.

•	Business services revenue growth of +6.1% YoY in Q2 2019 with continued strength in Enterprise & Carrier segment +5.3% YoY and SMB +6.5% YoY.

•	Advertising revenue growth of 2.8% YoY in Q2 2019 (approximately 11% growth ex-political) supported by the growth of Altice USA’s advanced advertising platform a4.

•
Continued network investment is supporting an increased demand for higher speed tiers and significant growth in data usage. The average broadband speed taken by Altice USA’s customer base has increased approximately fourfold in the past three years to 204 Mbps at the end of Q2 2019 (from 52Mbps at the end of Q2 2016) and average household data usage was over 280GB per month (continuing to grow over 20% YoY).

Altice USA FY 2019 Outlook Upgraded
Altice USA has upgraded its 2019 revenue target and other areas of its guidance remain unchanged.
For the full year 2019, the company expects:

•	Revenue growth of 3.0-3.5% YoY (increased from prior guidance of 2.5-3.0% YoY).

•	Adjusted EBITDA margin expansion (ex-mobile).

•	Increased investment for the continued rollout of Altice One, FTTH, and new mobile network with annual capex within a range of $1.3 billion to $1.4 billion.

•	Free Cash Flow growth (compared to $1.35 billion in FY 2018) including mobile related costs.

•	Year-end leverage target of 4.5x to 5.0x net debt / Adjusted EBITDA (L2QA basis).

•	Share repurchases of $1.5 billion (ex-M&A).

Earnings Release

Additional Q2 2019 Highlights
Altice Mobile
The launch of Altice Mobile to consumers and businesses across Altice USA’s footprint is on track for this summer, and the company recently successfully launched its mobile service to employees as part of an exclusive employee-only offer.
Altice Mobile is unique in the U.S., as it has its own core network infrastructure, full access control over the customer experience, and strategic roaming partners. Altice Mobile will also leverage Altice USA’s own upgraded public WiFi, fiber assets, and shared small-cell infrastructure integrated with its own mobile core network to maximize WiFi offload, coverage and quality of service. Altice Mobile will launch with its own SIM cards and has major mobile handset partnerships already in place.
Altice USA’s mobile partnership with Sprint will be expanded to the New T-Mobile network, inclusive of 5G services, with a contract extension pursuant to the Department of Justice conditions and T-Mobile USA's merger commitments to the Federal Communications Commission.
Furthermore, Altice USA has signed a complementary new nationwide roaming contract with AT&T, as well as new international roaming contracts with multiple partners, ensuring an aggregate 99% nationwide coverage and additional international coverage.
The network testing phase for Altice Mobile is now complete, demonstrating excellent nationwide coverage, speed and quality.
All these factors set Altice Mobile up for a successful launch and a long-term strategy by which Altice can access the latest technologies and deliver a superior and differentiated mobile experience for customers.
Altice News
In the second quarter, Altice USA completed its acquisition of digital-first news network Cheddar. With the addition of Cheddar, the Altice News portfolio now offers a full range of high-quality news content across digital, mobile, and linear platforms, covering hyperlocal, national, business, and international news through its Cheddar, News 12, and i24NEWS networks. This provides a unique proposition for viewers as well as advertisers.
Share Repurchases and New $5 Billion Share Repurchase Authorization
From April 1 through June 30, 2019 Altice USA repurchased an aggregate of 24,999,001 shares for a total purchase price of approximately $600 million, equivalent to an average price of $24.00 per share. The acquired shares were retired and the cost for these shares was recorded in paid-in capital in Altice USA’s consolidated balance sheet. As of June 30, 2019, Altice USA had 655,226,030 combined Class A and Class B shares outstanding.
In conjunction with the separation from Altice Europe NV (Euronext: ATC, ATCB), the Board of Directors of Altice USA authorized a share repurchase program of $2.0 billion, effective June 8, 2018. From inception through June 30, 2019, Altice USA repurchased an aggregate of 82,283,355 shares for a total purchase price of approximately $1.7 billion (including $1.2 billion in 2019 YTD), equivalent to $20.66 per share.
On July 30, 2019, the Altice USA Board of Directors authorized a new incremental three-year share repurchase program of $5 billion, to take effect following the completion of the current repurchase program. Under the repurchase program, shares of Altice USA Class A common stock may be purchased from time to time in the open market and may include trading plans entered into with one or more brokerage firms in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.
For the full year 2019, Altice USA is targeting $1.5 billion of share repurchases excluding any potential merger, asset sale and acquisition (M&A) activity.

Earnings Release

Other Significant Events
Additional refinancing activity
In July 2019, Altice USA’s wholly owned subsidiary CSC Holdings issued $1 billion in aggregate principal amount of senior notes which bear interest at a rate of 5.75% and will mature on January 15, 2030. The net proceeds from the sale of the notes were used to repay outstanding borrowings under CSC Holdings' revolving credit facility in full, along with accrued interest and pay fees associated with the transactions. The remaining proceeds will be used for general corporate purposes.
Financial and Operational Review
For quarter ended June 30, 2019 compared to quarter ended June 30, 2018

•	Reported revenue growth for Altice USA of +3.7% to $2.451 billion.

•	Net income of $86 million in Q2 2019, or $0.13/share (from net loss of $98 million in Q2 2018, or $0.13/share).

•	Adjusted EBITDA grew +7.3% YoY to $1.079 billion, an Adjusted EBITDA margin of 44.0% in Q2 2019 (+7.8% YoY Adjusted EBITDA growth and 44.2% Adjusted EBITDA margin excluding mobile losses).

•	Cash capex for Altice USA was $317 million in Q2 2019, representing 12.9% of revenue (<10% excluding FTTH / new home build capex).

•	Operating Free Cash Flow(3) declined -0.3% to $762 million, mostly reflecting increased investment in FTTH, new home build, DOCSIS 3.1 and mobile.

•
Altice USA saw improved residential customer trends again in Q2 2019 with total unique Residential customer relationship quarterly net losses of -1k in Q2 2019 (vs. -4k in Q2 2018). This included Residential broadband RGU net additions of +13k, video RGU net losses of -21k, and telephony RGU net losses of -24k in Q2 2019 (vs. +10k, -24k, and -4k, respectively, in Q2 2018). Altice USA Residential ARPU increased +2.9% to $144.27.

•
Altice USA’s Business services revenue increased +6.1% with the Enterprise & Carrier segment growing +5.3% and SMB revenue growing +6.5%. Altice USA continues to have success in marketing new initiatives including Business Hosted Voice for SMB customers and security / DDOS protection for mid-market enterprise customers. The overall SMB customer base grew by +1.2% due to improved value proposition with voice and data bundles and SMB revenue was also supported by increased demand for higher broadband speed tiers.

•
Altice USA’s Advertising revenue increased +2.8% (approximately 11% growth ex-political advertising) supported by the growth of local and national multi-screen targeted advertising solutions provided by a4. The Advertising division now includes Cheddar within Altice News from June 2019 since the completion of this acquisition.

•
Altice USA’s programming costs increased +3.4% due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. Programming costs per video customer are still expected to increase by high single digits going forward (+5.9% in Q2 2019).

(3)
Operating Free Cash Flow (“OpFCF”) defined as Adjusted EBITDA less cash capital expenditures. See “Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures” on page 8 of this release.

Earnings Release

•
Net debt for Altice USA at the end of the second quarter was $22.339 billion on a reported basis(4), an increase of $292 million from the end of the first quarter of 2019 reflecting $600 million of share repurchases and the completion of the acquisition of Cheddar, offset by free cash flow generation. This represents consolidated L2QA net leverage for Altice USA of 5.3x on a reported basis at the end of June 2019 (5.2x LTM). The year-end leverage target for Altice USA remains 4.5-5.0x net debt to EBITDA.

•
Altice USA’s blended weighted average cost of debt was 6.2% and the blended weighted average life was 6.3 years at the end of June 2019 pro forma for the new $1.0 billion senior notes issued in July 2019 used to repay the drawn portion of CSC Holdings’ RCF in full. There are no significant maturities until 2021 (none in 2019) and near-term maturities could be covered by ~$2.5 billion revolving credit facility.

(4)    Excluding finance leases and other notes.

Earnings Release

Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	Actual	Actual	Actual	Actual
Revenue:
Video	$1,018,426	$1,034,404	$2,035,756	$2,068,112
Broadband	806,250	712,202	1,581,823	1,413,823
Telephony	150,232	163,499	304,696	329,537
Business services and wholesale	357,806	337,388	708,495	670,478
Advertising	112,953	109,898	206,498	197,480
Other	5,414	6,762	10,380	14,437
Total revenue	2,451,081	2,364,153	4,847,648	4,693,867
Operating expenses:
Programming and other direct costs	818,994	795,127	1,631,979	1,582,488
Other operating expenses	569,459	575,749	1,133,891	1,158,772
Restructuring and other expense	11,465	9,691	26,709	13,278
Depreciation and amortization (including impairments)	568,620	648,527	1,130,048	1,291,232
Operating income	482,543	335,059	925,021	648,097
Other income (expense):
Interest expense, net	(380,613)	(385,230)	(767,077)	(759,385)
Gain (loss) on investments and sale of affiliate interests, net	103,146	(45,113)	357,871	(293,715)
Gain (loss) on derivative contracts, net	(49,624)	42,159	(226,653)	210,511
Loss on interest rate swap contracts	(26,900)	(12,929)	(50,572)	(44,851)
Loss on extinguishment of debt and write-off of deferred financing costs	(1,194)	(36,911)	(159,096)	(41,616)
Other income (expense), net	212	(629)	292	(12,287)
Income (loss) before income taxes	127,570	(103,594)	79,786	(293,246)
Income tax benefit (expense)	(41,160)	5,590	(18,574)	66,293
Net income (loss)	86,410	(98,004)	61,212	(226,953)
Net loss (income) attributable to noncontrolling interests	(43)	149	156	147
Net income (loss) attributable to Altice USA stockholders	$86,367	$(97,855)	$61,368	$(226,806)
Basic net income (loss) per share	$0.13	$(0.13)	$0.09	$(0.31)
Diluted net income (loss) per share	$0.13	$(0.13)	$0.09	$(0.31)

Basic weighted average common shares	668,031	737,069	681,703	737,069
Diluted weighted average common shares	668,648	737,069	682,014	737,069

Earnings Release

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, net, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

We also use Adjusted EBITDA less cash Capital Expenditures, or Operating Free Cash Flow, as an indicator of the Company’s financial performance. We believe this measure is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although it may not be directly comparable to similar measures reported by other companies.

Altice USA	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2019	2018	2019	2018
	Actual	Actual	Actual	Actual
Net income (loss)	$86,410	$(98,004)	$61,212	$(226,953)
Income tax expense (benefit)	41,160	(5,590)	18,574	(66,293)
Other expense (income), net	(212)	629	(292)	12,287
Loss on interest rate swap contracts	26,900	12,929	50,572	44,851
Loss (gain) on derivative contracts, net	49,624	(42,159)	226,653	(210,511)
Loss (gain) on investments and sales of affiliate interests, net	(103,146)	45,113	(357,871)	293,715
Loss on extinguishment of debt and write-off of deferred financing costs	1,194	36,911	159,096	41,616
Interest expense, net	380,613	385,230	767,077	759,385
Depreciation and amortization	568,620	648,527	1,130,048	1,291,232
Restructuring and other expense	11,465	9,691	26,709	13,278
Share-based compensation	16,535	12,226	30,325	33,849
Adjusted EBITDA	$1,079,163	$1,005,503	$2,112,103	$1,986,456
Capital Expenditures (cash)	316,867	240,682	657,253	498,297
Adjusted EBITDA less Capex (cash)	$762,296	$764,821	$1,454,850	$1,488,159

Earnings Release

Altice USA Customer Metrics (in thousands, except per customer amounts)								Net increase (decrease)
	Q1-18	Q2-18	Q3-18	Q4-18	FY-18	Q1-19	Q2-19	Q2-19	YTD-19
Homes passed (5)	8,642.0	8,671.0	8,701.7	8,737.3	8,737.3	8,761.9	8,788.6	26.7	51.3
Residential	4,543.4	4,539.8	4,534.9	4,542.1	4,542.1	4,563.7	4,562.6	(1.1)	20.5
SMB	373.2	375.3	376.3	377.5	377.5	378.4	379.6	1.2	2.1
Total Unique Customer Relationships (6)	4,916.6	4,915.1	4,911.2	4,919.6	4,919.6	4,942.1	4,942.2	0.1	22.6
Video	3,375.1	3,350.9	3,322.8	3,307.5	3,307.5	3,297.3	3,276.5	(20.8)	(31.0)
Broadband	4,072.6	4,082.1	4,096.3	4,118.1	4,118.1	4,155.0	4,168.1	13.1	50.0
Telephony	2,549.7	2,545.6	2,533.5	2,531.2	2,531.2	2,511.1	2,486.8	(24.3)	(44.4)
Total Residential RGUs	9,997.4	9,978.6	9,952.6	9,956.8	9,956.8	9,963.4	9,931.4	(32.0)	(25.4)
Residential ARPU ($) (7)	139.63	140.19	142.96	142.44	141.32	142.57	144.27	1.70	2.95

(5)
Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. Broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 600 homes passed.

(6)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(7)
ARPU calculated by dividing the average monthly revenue for the respective quarter or annual periods derived from the sale of broadband, pay television and telephony services to Residential customers by the average number of total Residential customers for the same period.

Earnings Release

Consolidated Net Debt as of June 30, 2019, Actual and Proforma(8)

Altice USA (CSC Holdings) In $m	Actual	Pro Forma	Coupon / Margin	Maturity
Guaranteed Notes	1,096	1,096	5.375%	2023
Guaranteed Notes	1,000	1,000	6.625%	2025
Guaranteed Notes	1,499	1,499	5.500%	2026
Guaranteed Notes	1,310	1,310	5.500%	2027
Guaranteed Notes	1,000	1,000	5.375%	2028
Guaranteed Notes	1,750	1,750	6.500%	2029
Senior Notes	1,000	1,000	6.750%	2021
Senior Notes	1,241	1,241	5.125%	2021
Senior Notes	750	750	5.250%	2024
Senior Notes	1,684	1,684	10.875%	2025
Senior Notes	618	618	7.750%	2025
Senior Notes	1,046	1,046	7.500%	2028
New Senior Notes	—	1,000	5.750%	2030
Term Loan	2,940	2,940	L+2.250%	2025
Term Loan B-2	1,485	1,485	L+2.500%	2026
Term Loan B-3	1,272	1,272	L+2.250%	2026
Term Loan B-4	1,000	1,000	L+3.000%	2027
Drawn RCF	623	—	L+2.250%	2021,2024
Finance leases and other notes	130	130
CSC Holdings Total Debt	21,444	21,821
Senior Notes	500	500	8.000%	2020
Senior Notes	649	649	5.875%	2022
Legacy unexchanged Cequel Notes	15	6
Cablevision Total Debt	22,608	22,976
Total Cash	(139)	(507)
Altice USA Net Debt	22,469	22,469
Undrawn RCF	1,674	2,297
WACD (%)	6.2%	6.2%

(8)
Pro forma for new $1.0bn senior notes issued in July 2019 used to repay the drawn portion of CSC Holdings’ RCF in full, as well as the redemption of approximately $8.8m of legacy unexchanged Cequel notes.

Earnings Release

Altice USA Net Leverage Schedules as of June 30, 2019 ($m)

Altice USA	Actual
Gross Debt Consolidated(9)	$22,478
Cash	(139)
Net Debt Consolidated	$22,339
LTM EBITDA	$4,288.7
L2QA EBITDA	$4,224.2
Net Leverage (LTM)	5.2x
Net Leverage (L2QA)	5.3x

Altice USA Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$22,093
Unamortized Financing Costs	227
Fair Value Adjustments	158
Total Value of Debenture and Loans from Financial Institutions (Principal Amount)	22,478
Other Debt & Capital Leases	130
Gross Debt Consolidated	22,608
Cash	(139)
Net Debt Consolidated	$22,469

(9)	Excluding finance leases and other notes.

Earnings Release

Contacts
Head of Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Head of Communications
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.